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                                                               EXHIBIT 23.02



                    Consent of Independent Auditors


The Board of Directors
Electronic Arts Inc.



We consent to incorporation by reference in the registration statement on Form S-8 of Electronic Arts Inc. of our reports dated April 21, 1995, relating to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1995, and the related schedule, which reports are incorporated by reference or appear in the March 31, 1995, annual report on Form 10-K of Electronic Arts Inc.

                                     KPMG Peat Marwick, LLP


San Jose, California
February 29, 1996